Exhibit 4.5

PERASO TECHNOLOGIES INC.

STOCK OPTION PLAN
(As Amended on January 1st, 2019)

1.	Purpose of the Plan

The purpose of the Stock Option Plan (the “Plan”) is to assist Peraso Technologies Inc. (the “Company”) and its subsidiaries in attracting, retaining and motivating directors, officers, employees and consultants by providing such persons the opportunity to participate in the growth and development of the Company, and to provide such persons with the opportunity to acquire an increased proprietary interest in the Company.

2.	Definitions

In this Plan:

(a)	“Associate” shall have the meaning ascribed thereto by the Canada Business Corporations Act;
(b)	“Board” means the board of directors of the Company;
(c)

“Change in Control” means the happening of any of the following events: (i) any transaction pursuant to which (A) the Company goes out of existence or (B) any person, or any Associate or Related Entity of such person, (other than: the Company, a Related Entity of the Company or an employee benefit plan of the Company (including any trustee of such plan acting as trustee)) hereafter acquires the direct or indirect “beneficial ownership” (as such term is defined in the Canada Business Corporations Act) of securities of the Company representing 50% or more of the aggregate voting power of all of the Company's then issued and outstanding securities; (ii) the sale of all or substantially all of the Company's assets to a person other than a person that was a Related Entity; (iii) the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more persons which were Related Entities prior to such event; or (iv) the occurrence of a transaction requiring approval of the Company's shareholders involving the acquisition of the Company by an entity through purchase of assets, by amalgamation or otherwise;

(d)

“Committee” means any compensation committee appointed by the Board to administer the Plan. All references in the Plan to the Committee shall mean the Board if no committee has been appointed or if the board acts in its stead;

(e)

“Common Shares” means the common shares of the Company, or, in the event of an adjustment contemplated in Section 9 hereof, such other shares to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment;

(f)	“Company” means Peraso Technologies Inc.;
(g)	“Consultant” means (i) a person or company, other than an Employee or a Director, that:

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(i)

is engaged to provide services to the Company or to a Related Entity of the Company, other than services provided in relation to a distribution, under a written contract having a term of at least one year between the Company or the Related Entity and the person or a consultant company or consultant partnership of the person; and

(ii)	in the Company's opinion, spends or will spend a significant amount of time and attention on the affairs and business of the Company or of a Related Entity of the Company;

and, for the purposes of this paragraph, “consultant company” means, for any individual Consultant, a company of which the individual Consultant is an employee or shareholder and “consultant partnership” means , for any individual Consultant, a partnership of which the individual Consultant is an employee or partner and “Consultant” includes Registered Retirement Savings Plans or Registered Retirement Income Funds established by or for any individual Consultant or under which any individual Consultant is the beneficiary;

(h)	“Date of Grant” means the date a Participant is granted an Option to purchase Option Shares;
(i)	“Director” means a person occupying the position of director on the Board or any of its' subsidiaries;
(j)

“Employee” means a current full time permanent employee of the Company or its Affiliated Entities and includes any Registered Retirement Savings Plan or Registered Retirement Income Fund established by or for an Employee (or under which an Employee is the beneficiary);

(k)

“Exchange” means the Toronto Stock Exchange or, if the Common Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange or quotation system on which such shares are listed, posted for trading or quoted as may be selected by the Committee;

(l)	“Exercise Date” means the date the Company receives from a Participant a completed Stock Option Purchase Form with payment for the Option Shares being purchased;
(m)

“Fair Market Value” at any date in respect of the Common Shares shall be as determined by the Board from time to time, unless the Common Shares are listed for trading on the Exchange, in which case the Fair Market Value shall be equal to the closing price of the Common Shares on the Exchange on the trading day immediately preceding any given Date of Grant;

(n)	“NI 45-106” means National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Administrators as may be amended, restated and/or supplanted from time to time;
(o)	“Option” means an option to purchase Common Shares from the treasury of the Company granted to a Participant pursuant to this Plan;
(p)	“Option Price” means the exercise price per share at which a Participant may exercise any Option and thereby purchase Option Shares;

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(q)	“Option Shares” means the Common Shares of the Company which a Participant is entitled to purchase pursuant to the exercise of any Options;
(r)	“Outstanding Issue” means the number of Common Shares that are outstanding at any given date;
(s)	“Participant” means any Director, Employee and/or Consultant to whom an Option is granted pursuant to the Plan and remains unexercised;
(t)	“Plan” means this Peraso Technologies Inc. Stock Option Plan, as may be amended or amended and restated from time to time;
(u)	“Related Entity” shall have the meaning ascribed thereto by NI 45-106;
(v)	“Related Person” shall have the meaning ascribed thereto in NI 45-106;
(w)

“Stock Option Agreement” means the stock option agreement to be entered into between the Company and a Participant of the Plan, substantially in the form annexed as Exhibit “A” hereto, upon the grant of an Option to a Participant, and any other agreements entered into between the Company and a Participant relating to the terms and conditions of that Participant's Options;

(x)	“Stock Option Purchase Form” means the stock option purchase form to be executed by a Participant upon the exercise of an Option substantially in the form annexed as Exhibit “B” hereto; and
(y)

“Vesting Period” means the period(s) refe1Ted to in Section 6 hereof (or such other period(s) as may be set out in the Stock Option Agreement of a Participant) that determines when a Participant may purchase the Option Shares.

3.	Eligibility

Participation in the Plan shall be limited to Participants who are designated from time to time by the Committee. Participation shall be voluntary and the Committee shall determine the extent to which any Participant shall be entitled to participate in the Plan.

4.	Number of Option Shares and Limitations on Issuance

Subject to adjustment in accordance with Section 6 or 9 hereof, the number of Option Shares issuable under this Plan at any particular date shall be ten percent (10%) of the Outstanding Issue at such date, provided that (i) any increase in the issued and outstanding Common Shares will result in an increase in the available number of Common Shares issuable under the Plan and (ii) any cancellations or exercises of Options will make new grants available under the Plan effectively resulting in a re-loading of the number of Options available to grant under the Plan.

No fractional shares may be purchased or issued hereunder. Subject to the foregoing, the number of Option Shares that a Participant is entitled to purchase under the Plan will be determined by the Committee.

If the Common Shares are listed for trading on the Exchange, the following restrictions shall apply to this Plan as well as all other plans or stock option agreements to which the Company may be a party:

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(i)	the aggregate number of Common Shares reserved for issuance to Related Persons at any time shall not exceed ten percent (10%) of the Outstanding Issue; and
(ii)	Related Persons shall not be issued, within any twelve month period, a number of Common Shares which exceeds ten percent (10%) of the Outstanding Issue.
5.	Exercise Price for Option Shares

The Committee shall advise each Participant designated to participate in the Plan of the number of Option Shares such Participant is entitled to purchase and the Option Price at which the Option Shares may be purchased and the Vesting Period. The Option Price at which the Option Shares may be purchased under the Plan shall be fixed by the Committee and shall be equal to the Fair Market Value of the Common Shares of the Company as at the date of the option grant.

6.	Vesting

Unless otherwise approved by the Board and agreed to in writing by the Company in the Stock Option Agreement to be executed by a Participant, the Options granted under the Plan must be exercised within a period of ten (10) years from the Date of Grant, failing which the Option shall expire; provided that, should the expiry date of any vested Option fall on, or within nine (9) trading days immediately following, a date upon which a Participant is prohibited from exercising such Option due to a black-out period or other trading restriction imposed by the Company, then the expiry date of such Option shall instead be ten trading days following the date the relevant black-out period or other trading restriction imposed by the Company is lifted, terminated or removed.

Unless otherwise approved and/or amended by the Board and specifically set forth in a Stock Option Agreement, the vesting periods within this ten (10) year period during which Option Shares or a portion thereof vest and may be exercised by a Participant shall be as follows:

(a)	25% of the Options granted shall vest on the first anniversary of the Date of Grant; and
(b)	6.25% of the Options granted shall vest on the first day of each calendar quarter following the first anniversary of the Date of Grant;

so that on the fourth anniversary of the Date of Grant, all of the Options granted will have vested and will be exercisable until the tenth anniversary of the Date of Grant.

Notwithstanding any particular Vesting Period the Board may, in its sole discretion, by written notice to any Participant, accelerate the vesting of all or any portion of any Option so that any such Option may become immediately fully vested and exercisable. In such circumstances, the Board may by written notice require a Participant to exercise any such Option within 30 days of the date of such written notice, failing which exercise such Participant's right to exercise such Option and purchase the Option Shares underlying such Option shall immediately lapse and be of no further force or effect.

Notwithstanding any particular Vesting Period, in the event of a Change in Control, the Board may, in its sole discretion and without any action or consent required on the part of any Participant and notwithstanding any Stock Option Agreement, deal with the Options granted under the Plan in the manner it deems fair and reasonable in light of the circumstances of the Change in Control, including, without limiting the generality of the foregoing:

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(a)

Accelerating the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the Change in Control, provided, however, that the Board shall not, in any case, authorize the exercise of Options pursuant to this Section beyond the date of expiry of such Options. Unless otherwise determined by the Board, if the Board elects to accelerate the vesting of any Options, and if any such Options are not exercised within ten (10) business days following the giving of the notice contemplated below, such unexercised Options shall terminate and expire upon the completion of the proposed Change in Control. If , for any reason, the Change in Control does not occur within the contemplated time period, the acceleration of the vesting of the Options shall be retracted and vesting shall instead revert to the manner provided in the second paragraph of this Section;

(b)

Effect a “cashless exercise”, by applying a portion of the proceeds that would be received by a Participant from the Change in Control transaction to the exercise price payable by that Participant for the exercise of his or her Options, and, as applicable, issuing the balance of the shares, or paying the balance of the proceeds, to the Participant; and/or

(c)

To the extent that the Change in Control would also result in a capital reorganization, arrangement, amalgamation or reclassification of the share capital of the Company and the Board does not accelerate the vesting of Options pursuant to this Section, the Company shall make adequate provisions to ensure that, upon completion of the proposed Change in Control, the number and kind of shares subject to outstanding Options and/or the Option Price per share of Options shall be appropriately adjusted in such manner as the Board considers equitable to prevent substantial dilution or enlargement of the1ights granted to Participants.

Upon the Company entering into an agreement relating to and publicly announcing a transaction which, if completed, would result in a Change in Control, the Company shall give written notice of the proposed Change in Control to each Participant that holds Options at such date, together with a description of the effect of such Change in Control on outstanding Options, not less than five (5) business days prior to the closing of the transaction resulting in the Change in Control

7.	Payment and Conditions of Exercise of Options

Subject to Section 6, from time to time and at any time after the vesting of any Options and prior to the lapse of such Options, a Participant may elect to purchase all or a portion of the Option Shares available for purchase by delivering to the Company a completed Stock Option Purchase Form and payment in full of the purchase price for such Option Shares. Such Stock Option Purchase Form shall specify the number of Option Shares the Participant desires to purchase. Payment may be made certified cheque, bank draft, money order or the equivalent payable to the order of Peraso Technologies Inc. To the extent permitted by applicable laws and the regulations of the Exchange, if applicable, upon written request of the Participant, the Company may, in its sole discretion, opt to permit to allow the Participant to satisfy the foregoing payment obligations by reducing the number of Option Shares received by the Participant upon exercise of the Options by a number of Option Shares representing the number of Shares required to satisfy the aggregate exercise price if such Shares were sold at the Fair Market Value of the Common Shares determined at the time of exercise.

In the event that the Option Shares are not listed on the Exchange as at the date of an exercise of an Option, it shall be a condition precedent to the exercise of any Option that the Participant agree to be bound by the terms of any unanimous shareholders agreement or similar agreements generally

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applicable to all of the shareholders of the Company then in force, and further that the Participant agree to enter into voting trust generally applicable to employee shareholders of the Company then in force and provide a power of attorney in support of such voting trust.

8.	Share Certificates

Upon exercise of the Option and payment in full of the purchase price the Company shall cause to be delivered to the Participant within a reasonable period of time a duplicate certificate or certificates in the name of the Participant representing the number of Option Shares the Participant has purchased. In the event that the Shares are not listed on the Exchange as at the date of an exercise of an Option, the original share certificate(s) may be held in trust by the Company, to ensure compliance with the terms and conditions of the Plan, the Stock Option Agreement, and any shareholders agreement of the Company in effect and applicable to the Participant at such time.

9.	Adjustment in Shares

Appropriate adjustments in the number of Common Shares subject to the Plan and, as regards Options granted or to be granted, in the number of Common Shares optioned and in the Option Price, shall be made by the Committee to give effect to adjustments in the number of Common Shares resulting from sub-divisions, consolidations or re-classifications of the Common Shares or other relevant changes in the authorised or issued capital of the Company.

Furthermore, in the event of a Change in Control, the Board may, in its sole discretion, deal with the Options issued under the Plan in the manner it deems fair and reasonable in light of the circumstances of the change, including without limitation, taking any of the actions outlined in Section 6 hereof and/or making such other adjustments to the number and kind of shares which thereafter may be offered and sold to Participants under the Plan as it may deem equitable.

10.	Termination of Participant

Unless otherwise approved by the Board or agreed to in writing by the Company in the Stock Option Agreement to be executed by a Participant, the following terms shall apply:

(a)	In the event that:
(i)	a Participant's employment with the Company or any of its subsidiaries is terminated; or
(ii)	the services with the Company or any of its subsidiaries of a Participant who is a Consultant are terminated; or
(iii)	a Participant who is a Director shall cease to be a Director (provided that if Director is also an Employee, clause (i) must also apply)

for any reason other than (A) for cause (as defined in accordance with a Participant's employment or other applicable agreement, or, if not so defined, as determined by applicable law) or (B) as a result of death or disability of a Participant (any such event being referred to as a “Termination without Cause”), then this Section 10(a) shall apply. The date on which a Participant is notified of a Termination without Cause is hereinafter referred to in this Section 10(a) as the “Termination Date”. On a Termination without Cause, a Participant may exercise the Option to purchase any Option Shares that have vested prior to the Termination Date for a period of ninety (90) days following after the Termination Date (but in no event after the expiry of any

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Options held). Upon the expiry of such 90-day period, all unexercised Options held by the Participant shall lapse. For the purposes of this Plan, the transfer of the Employee's employment to the Company from any Related Entity or from the Company to any Related Entity of the Company shall not be considered a termination of employment and the Employee's rights under the Option shall be the same as if such transfer had not occurred. In the event that the Participant has violated any obligations to the Company set out in any agreements with the Company (or applicable at law) pertaining to (i) non-disclosure of the confidential information of the Company, (ii) ownership of inventions, or (iii) dealings with employees or customers of the Company, then all unexercised options which have otherwise vested in the Participant shall become immediately null and void and neither exerciseable or enforceable.

(b)

In the event that an Employee's employment or Consultant's services with the Company or any of its subsidiaries is terminated by reason of death or disability or a Director shall cease to be a Director on the Board by reason of death or disability, then the applicable Participant, or the Participant's personal representatives, may exercise the Option for any Option Shares that have vested at the time such employment, services or board position is terminated at any time during the ninety (90) day period following the date of such termination of employment, services or Board position (but in no event after the expiry of any Options held), and upon the expiry of such 90-day period, all unexercised Options held by the Participant (or the Participant's personal representatives, as applicable) shall lapse.

(c)

In the event that an Employee's employment or Consultant' s services with the Company or any of its subsidiaries is terminated for cause or a Director shall cease to be a Director for breach of fiduciary duty (as defined in accordance with the Participant's employment or other applicable agreement, or, if not so defined, as determined by applicable law), then all vested and unexercised Options held by the Participant shall lapse immediately upon the delivery to the Participant of the notice of termination.

Notwithstanding the provisions of this Section 10, the Board of Directors may, in its discretion, at any time prior to or following the events contemplated in this Section 10, permit the exercise of any or all Options held by a Participant in the manner and on the terms authorized by the Board, provided that the Board shall not, in any case, authorize the exercise of an Option pursuant to this Section 10 beyond the expiration of the exercise period of the particular Option.

11.	Transfer and Assignment

Subject to Section 10 hereof, Options granted under this Plan may only be exercised during the lifetime of a Participant by such Participant personally and no assignment or transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Options will terminate and be of no further force or effect. The obligations of each Participant shall be binding on his or her heirs, executors and administrators.

12.	Employment, Consulting and Board Position Non-Contractual

The granting of an Option to a Participant under the Plan does not confer upon the Participant any right to continue in the employment of the Company or any of its subsidiaries, or as a member of the Board, as the case may be, nor does it interfere in any way with the rights of the Employee or

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Consultant or of the Company's rights terminate the Employee's employment or Consultant's services at any time or of the shareholders' right to elect directors.

13.	Rights and Obligations as Shareholders

Participants shall not have any rights as a shareholder with respect to Option Shares until:

(a)	full payment has been made to the Company;
(b)	a share ce1tificate or share certificates have been duly issued; and
(c)	the Participant becomes a party to any existing unanimous shareholders' agreement and/or any other agreement or voting trust generally applicable to Employees and/or Consultants of the Company.
14.	Administration and Application of The Plan

The Plan shall be administered by the Committee. The Committee shall have the power to interpret and construe the terms and conditions of the Plan and the Options. Any determination by the Committee shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or any Related Entity of the Company, or to such outside advisors or consultants to the Company, as the Committee shall determine. In the Stock Option Agreement applicable to a Participant, the Company may modify the terms of this Plan applicable to such Participant, provided that the approval of the Board is obtained for any such modifications and provided further that such modifications are permissible under securities legislation and, if the Common Shares are listed for trading on the Exchange, the rules of the Exchange.

15.	Notices

All written notices to be given by a Participant to the Company may be delivered personally or by registered mail, postage prepaid, addressed as follows:

Peraso Technologies Inc.

144 Front St. West, Suite 685

Toronto, ON M5N INS

Attention: President

Any notice given by a Participant pursuant to the terms of the Option shall not be effective until actually received by the Company at the above address. Any notice to be given to a Participant shall be sufficiently given if delivered personally (which shall be deemed to be effective at the time of delivery), by facsimile transmission or electronic mail (which shall be deemed to be effective one day after transmission), or by postage prepaid mail to the last address of the Participant on the records of the Company (which shall be deemed to be effective five days after mailing).

16.	Corporate Action

Nothing contained in the Plan or in the Option shall be construed so as to prevent the Company or any Related Entity of the Company from taking corporate action that is deemed by the Company or the Related Entity to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan.

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17.	Amendments

The Board shall have the right, in its sole discretion, to amend, suspend or terminate this Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders; provided that any amendment to any provision of the Plan will be subject to any required regulatory approval and the provisions of applicable law, if any, that require the approval of shareholders. Notwithstanding the foregoing, if the Common Shares are listed for trading on the Exchange, the Company will be required to obtain the approval of the shareholders of the Company for any amendment related to: (i) the maximum number or percentage of Common Shares issuable under the Plan; (ii) a reduction in the Option Price of outstanding Options or cancellation of Options for the purpose of issuing new Options; (iii) an extension to the term of outstanding Options; (iv) increasing limits on non-employee director participation; (v) Section 4 of the Plan which would increase the number of Common Shares reserved for issuance to insiders, at any time, or issued to insiders within any one year period, under the Plan; or (vi) Section 11 which would allow an Option holder to transfer Options other than by will or pursuant to laws of succession. Subject to compliance with the applicable rules of the Exchange, no amendment, suspension or termination will alter or impair any Options under the Plan, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant.

Notwithstanding any other provision of this Plan, if the Common Shares are listed for trading on the Exchange, the Option Price of any Options granted under this Plan must not be lower than the Fair Market Value of the Common Shares at the time the Option is granted.

18.	Termination Of Plan

The Plan will terminate and, for greater certainty, all unexercised Options shall te1minate and expire on the earliest of: (i) the date upon which no further Common Shares remain available for issuance pursuant to Options which may be granted under the Plan and no Options remain outstanding; (ii) if the Board of Directors accelerates the vesting of Options pursuant to any Change in Control, then upon the occurrence of such Change in Control, unless renewed for such further period and upon such terms and conditions as the Board may determine; and (iii) the fifteenth anniversary of the Plan.

19.	Governing Law

The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of Ontario and the laws of Canada applicable therein.

20.	Government Regulation

The Company's obligation to issue and deliver Common Shares under any Option is subject to:

(a)

the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

(b)

the receipt from a Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction; and

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(c)	the admission of such Option Shares to listing on any stock exchange on which Option Shares may then be listed.

In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

21.	Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Company. In such circumstances, the Company may require that a Participant pay to the Company, in addition to and in the same manner as the Option Price for the Option Shares, such amount as the Company is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Participant for tax purposes.

22.	Compliance with Exchange Rules

The Board may make changes to the terms of any Options or this Plan to the extent necessary or desirable to comply with any rules, regulations or policies of the Exchange, provided that the value of previously granted Options and the rights of Participants are not materially adversely affected by any such changes.

23.	Incentive Stock Options (US Participants)

The following provisions shall apply, in addition to the other provisions of this Plan that are not inconsistent therewith, to Options intended to qualify as incentive stock options (each, an “ISO”) under Section 422 of the United States' Internal Revenue Code of 1986, as amended (the “Code”):

(a)

Options may be granted as ISOs only to individuals who are employees of the Company or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424 of the Code (collectively, “Related Corporations”) and Options shall not be granted as ISOs to non-employee Directors or independent contractors;

(b)	for purposes of Sections 4.6 and 4.7 hereof, “disability” in respect of a Participant shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code;
(c)

if a Participant ceases to be employed by the Company and/or all Related Corporations other than by reason of death or disability, Options shall be eligible for treatment as ISOs only if exercised no later than three (3) months following such termination of employment;

(d)

the Option Price in respect of Options granted as ISOs to employees who own more than ten percent (10%) of the combined voting power of all classes of stock of the Corporation or a Related Corporation (a “l0% Stockholder”) shall be not less than one hundred and ten percent (110%) of the fair market value per Common Share on

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the Date of Grant and the term of any ISO granted to a 10% Stockholder shall not exceed five (5) years measured from the Date of Grant;
(e)

Options held by a Participant shall be eligible for treatment as ISOs only if the fair market value (determined at the Date of Grant) of the Common Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under Section 422 of the Code held by such individual and granted under the Plan or any other plan of the Company or a Related Corporation and which are exercisable for the first time by such individual during any one calendar year does not exceed US$I00,000 at such time;

(f)

by accepting an Option granted as an ISO under the Plan, a Participant agrees to notify the Company in writing immediately after such Participant makes a “Disqualifying Disposition” of any Common Shares acquired pursuant to the exercise of such ISO; for this purpose, a Disqualifying Disposition is any disposition occurring on or before the later of (a) the date two (2) years following the date that such ISO was granted or (b) the date one (1) year following the date that such ISO was exercised;

(g)

notwithstanding that the Plan shall be effective when adopted by the Board, no ISO granted under the Plan may be exercised until the Plan is approved by the Company's shareholders and, if such approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then all ISOs previously granted shall terminate and cease to be outstanding and the provisions of this Section 23(g) shall cease to have effect; furthermore, the Board shall obtain shareholder approval within twelve (12) months before or after any increase in the total number of shares that may be issued under the Plan or any change in the class of employees eligible to receive ISOs under the Plan;

(h)

no modification of an outstanding Option that would provide an additional benefit to a Participant, including but not limited to a reduction of the Option Price or extension of the exercise period, shall be made without consideration and disclosure of the likely United States federal income tax consequences to the Participants affected thereby; and

(i)

ISOs shall be neither transferable nor assignable by the Participant other than by will or the laws of descent and distribution and may be exercised, during the Participant's lifetime, only by such Participant.

Notwithstanding anything in this Section 23, the Company makes no representation or warranty to any Participant that any Option will, at the date hereof of any time in future, qualify as an ISO under the Code and each Participant specifically acknowledges this limitation.

24.	Indemnification

Every Director will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Company, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

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25.	Participation in the Plan

The participation of any Participant in the Plan shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

26.	Effective Date

This Plan is effective as of January 1, 2009.

PERASO TECHNOLOGIES INC.
Per:
Name:
Title:

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EXHIBIT “A“
PERASO TECHNOLOGIES INC.
Stock Option Plan - Stock Option Agreement

Date: ________________________

Dear ________________________:

Peraso Technologies Inc. (the “Company”) is pleased to grant you an option (the “Option”) to purchase Common Shares of the Company (the “Option Shares”) at a price of CDN $ per share under the terms of the Peraso Technologies Inc. Stock Option Plan. This grant recognizes your contribution to date as well as our expectation that you will have a positive impact on the Company's future success. The terms of the Plan, a copy of which is attached to this Stock Option Agreement, are incorporated herein by reference. Any capitalized terms that are not otherwise defined herein shall have the same meaning as in the Plan.

Subject to the terms of the Plan, this Option can be exercised until the tenth anniversary of the date of grant (the “Expiry Date”), which appears on the left hand corner of this Stock Option Agreement, failing which your right to purchase the Option Shares issuable upon exercise of this Option lapse s. This Option shall be subject to the following vesting periods prior to the Expiry Date: (a) this Option cannot be exercised prior to the first anniversary of the Date of Grant, and on the first anniversary of the Date of Grant and thereafter, this Option may be exercised to acquire up to an aggregate of 25% of the total number of Option Shares; (b) 6.25% of the Options granted shall vest on the first day of each calendar quarter following the first anniversary of the Date of Grant; and (c) as of the fourth anniversary of the Date of Grant and thereafter, this Option may be exercised to acquire up to an aggregate of 100% of the total number of Option Shares. Notwithstanding the foregoing, in accordance with the Plan the Board may alter or accelerate the vesting schedule of this Option in any circumstances that it deems appropriate and the Board may also force the exercise of this Option within a time period that it deems appropriate.

No Option Shares will be issued pursuant to the exercise of this Option unless and until you pay to the Company, or make provision satisfactory to the Company for payment of, any federal, provincial/state or local withholding taxes required by law to be withheld in respect of this Option. In addition, in the absence of a specific exemption by the Committee, no Option Shares will be issued pursuant to the exercise of this Option unless and until you execute any existing unanimous shareholders' agreement and/or any other agreement or voting trust and related power of attorney generally applicable to Employees and/or Consultants of the Company. The Option Shares issuable upon exercise of this Option are subject to any applicable restrictions on transfer.

Except as stipulated pursuant to the Plan, this Option may not be sold, assigned, transferred, pledged or otherwise encumbered by you, either voluntarily or by operation of law, and, during your lifetime, this Option shall be exercisable only by you.

The Company views the grant of this Option and the terms thereof as confidential and intends to maintain such confidentiality unless and until disclosure is required under applicable law. By accepting this grant, you hereby agree to maintain such confidentiality and to not disclose the existence of this grant nor the terms thereof to other employees of the Company or otherwise.

“A"

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Please refer to the Plan for additional information regarding the exercise of the Option and completion of the Option Exercise Form. Please execute a copy of this Stock Option Agreement where indicated below to acknowledge your acceptance of the terms hereof and deliver it to Peraso Technologies Inc., Attn: President at:

144 Front St. West, Suite 685
Toronto, ON MSN INS

Sincerely,

PERASO TECHNOLOGIES INC.

Per:_______________________
Authorized Signatory

I have read, understood and accept the vesting provisions above and each of the terms and conditions described in a document called the Peraso Technologies Inc. Stock Option Plan and accept the foregoing grant of options on such basis.

DATED the __________ day of ________________________, 20___.

________________________
Signature

“A"

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EXHIBIT “B“
PERASO TECHNOLOGIES INC.
Stock Option Purchase Form

Part 1:  Identification

Name of Participant	Relationship to the Company

Address	Office Phone Number

Social Insurance Number	Home Phone Number

Part 2:  Option

l hereby exercise the Option granted to me by a Stock Option Agreement dated ______________________ under the Peraso Technologies Inc. Stock Option Plan, as amended and restated from time to time (the “Plan”) in order to purchase Option Shares. Any capitalized terms which are not otherwise defined herein shall have the same meaning as in the Plan.

I enclose the aggregate purchase price for Option Shares of Cdn.$_____________________ (must be paid in CDN dollars in cash, or by cheque, bank draft or money order payable to the order of the Company).

I hereby acknowledge that I have read, understood and accepted each and all the conditions described in the Plan.

I hereby covenant, at the request of the Company, to pay to the Company, or make provision satisfactory to the Company for payment of, any federal, provincial/state or local withholding taxes required by law to be withheld in respect of the Option, prior to the issuance of such Option Shares.

Given at __________________________, this day of ___________________, __________

___________________________
Signature of Participant

“B”

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